July 1, 2013

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

Investment Advisory Agreement For Subadviser

Harbor Bond Fund

Dear Sirs:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, 34th Floor, Chicago, Illinois 60606, is the investment adviser to Harbor Fund (the “Trust”) on behalf of Harbor Bond Fund (the “Fund”). The Trust has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected Pacific Investment Management Company LLC (“PIMCO” or “you”) to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below. You are willing to act as such a sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth, and you represent and warrant that you are an investment adviser registered under the Investment Advisers Act of 1940, as amended. Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as amended and restated from time to time, dated June 8, 1993 (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

PACIFIC INVESTMENT MANAGEMENT COMPANY

HARBOR BOND FUND

JULY 1, 2013

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

The Adviser will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, including future resolutions of the Trustees approving the continuance of the items listed in (c) above.

2.

Advisory Services.    You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s portfolio which the Board of Trustees determines to allocate to you from time to time, which advice shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s Prospectus and Statement of Additional Information and any investment guidelines or other instructions received in writing from the Adviser. The Board of Trustees or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You will determine what securities shall be purchased for such portion of the Fund’s assets, what securities shall be held or sold, and what portion of such assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws and the Investment Company Act and to the investment objective, policies and restrictions (including, without limitation, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for qualification as a regulated investment company) of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Prospectus and Statement of Additional Information, or any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish and deliver to you. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser.

The Adviser shall provide you with written statements of the Declaration of Trust; the By-laws; the Fund’s investment objectives and policies; the Prospectus and Statement of Additional Information and instructions, as in effect from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, the Investment Company Act and all rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Code, all other applicable federal and state laws and regulations and with the provisions of the Fund’s Registration Statement as amended or supplemented under the Securities Act of 1933, as amended, and the Investment Company Act.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. You will make your officers and employees available to meet with the Trust’s officers and Trustees at least quarterly on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in the light of current and prospective economic and market conditions.

PACIFIC INVESTMENT MANAGEMENT COMPANY

HARBOR BOND FUND

JULY 1, 2013

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees who may also be a trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association.

You shall not be responsible for taking any action to vote proxies for publicly traded equity securities. Notwithstanding the foregoing, you may receive information concerning assets held by the Fund, including without limitation, conversion rights, subscription rights, warrants, options, pendency of calls, maturities of securities, expiration of rights, tender or exchange offers, or any other right or power requiring a discretionary decision by you. With respect to assets other than publicly traded equity securities, you shall, when in the best interests of the Fund, exercise such rights and/or powers. Additionally, you may receive and take action with respect to debt restructurings, reorganizations, refinancings or similar events with respect to securities or loans held in the Fund’s portfolio, and may receive and take action with respect to proxies for private equity securities.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. Other than as herein specifically indicated, you will not be required to pay any expenses of the Fund.

4.

Compensation of the Subadviser.    For all investment management services to be rendered hereunder, the Adviser will pay a fee, as set forth in Schedule A attached hereto, calculated based upon the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. Determination of the net asset value of the Fund is computed daily by the Fund’s custodian, and is consistent with the provisions of Rule 22c-1 under the Investment Company Act. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

In the event the Subadviser adopts a new, lower fee schedule for any other client where: (1) the assets under management for such client are in a portfolio that is substantially similar in investment style and investment services as those of the Fund; and (2) total assets under management for such client are less than or equal to the market value of the assets under management of the Fund, such new fee schedule shall become applicable to the Fund for the remaining term of the Agreement as of the effective date of such new fee schedule upon thirty (30) days written notice thereof by the Subadviser to the Fund.

Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

PACIFIC INVESTMENT MANAGEMENT COMPANY

HARBOR BOND FUND

JULY 1, 2013

5.

Avoidance of Inconsistent Position and Brokerage.    In connection with purchases or sales of portfolio securities for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers or employees will act as a principal or agent or receive any compensation in connection with the purchase or sale of investment securities by the Fund, other than the compensation provided for in this Agreement. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

You will advise the Trust’s custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board of Trustees or the Adviser may reasonably request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

Provided the investment objectives of the Fund are adhered to, and such aggregation is in the best interests of the Fund, you may aggregate sales and purchase orders of securities held for the Fund with similar orders being made simultaneously for other accounts managed by you or with accounts of your affiliates, if in your reasonable judgment, such aggregation is equitable and consistent with your fiduciary obligation to the Fund and shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per bond or share basis daily. The Fund acknowledges that the determination of such economic benefit to the Fund by you is subjective and represents your evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

On occasions when you deem the purchase or sale of a security to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients.

PACIFIC INVESTMENT MANAGEMENT COMPANY

HARBOR BOND FUND

JULY 1, 2013

6.

Limitation of Liability of Subadviser.    You will not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security on your recommendation, whether or not such recommendation shall have been based upon your own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made, and such other individual, firm or corporation shall have been selected without gross negligence and in good faith; but nothing herein contained will be construed to protect you against any liability to the Adviser, the Trust, the Fund or its shareholders by reason of your gross negligence or bad faith or willful misfeasance in the performance of your duties or by reason of your reckless disregard of your obligations and duties under this Agreement.

The Adviser shall indemnify you for any damages and related expenses incurred by you as a result of the performance of your duties hereunder, unless the same shall result from behavior found by a final judicial determination to constitute willful misfeasance, bad faith, gross negligence or a reckless disregard of your obligations, as specified above.

You shall keep the Fund’s books and records to be maintained by you and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly and without any charge to the Fund any of such records required to be maintained by you, provided that you may retain a copy as required for regulatory recordkeeping purposes.

7.

Duration and Termination of this Agreement.    This Agreement shall remain in force until July 1, 2015 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. This Agreement may, on 60 days’ written notice, be terminated at any time without the payment of any penalty by the Fund, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement shall automatically terminate in the event of its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulations or order.

PACIFIC INVESTMENT MANAGEMENT COMPANY

HARBOR BOND FUND

JULY 1, 2013

8.

Amendment of this Agreement.    No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

It shall be your responsibility to furnish to the Board of Trustees such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 7 or 8 hereof.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

10.

Miscellaneous.    It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The name “Harbor Fund” is the designation of the Trustees for the time being under the Declaration of Trust and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	Subadviser Affiliates. You are prohibited from consulting with all affiliated subadvisers of Harbor Fund with respect to securities and asset transactions of Harbor Bond Fund.

12.	Services of PIMCO as the subadviser.

Notwithstanding any other provision to the contrary, PIMCO shall have no obligation to perform the following services or to have employees of PIMCO perform the following roles, as applicable:

(a)

preparing and filing material for distribution to shareholders of the Fund, including statistical information about the Fund and material regarding the Fund’s performance or investments, except for information commonly referred to as Manager’s Discussion of Fund Performance that is customarily provided by subadvisers and included in the Fund’s annual and semi-annual reports to shareholders;

PACIFIC INVESTMENT MANAGEMENT COMPANY

HARBOR BOND FUND

JULY 1, 2013

(b)	providing employees of PIMCO to serve as officers of the Fund; or

(c)	providing employees of PIMCO to serve as the Fund’s Chief Compliance Officer and associated staff.

13.

Confidentiality.    You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund or the Adviser or is otherwise required by law or regulatory authority. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own benefit to the detriment of the Fund. To the extent you have delegated any duties or services to an affiliate or to State Street IMS in accordance with Section 2 above, you shall ensure that any such affiliate and State Street IMS abide by the confidentiality provisions set forth herein.

14.

Notices.    Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by courier, first class mail, facsimile or electronic mail.

A.	if to PIMCO, to:

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, CA 92660

Attention: General Counsel

Fax: 949-720-1376

Email: IMAnotices@pimco.com

Copy to: Markus Aakko; Markus. Aakko@pimco.com

B.	if to the Adviser and/or the Trust, to:

Harbor Capital Advisors, Inc. / Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606

Attention: Legal and Compliance Department

Telephone number: (312) 443-4400

Fax: (312) 443-4250

Email: compliance@harborfunds.com

Copy to: Charles F. McCain; charles.mccain@harborfunds.com

PACIFIC INVESTMENT MANAGEMENT COMPANY

HARBOR BOND FUND

JULY 1, 2013

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

HARBOR FUND ON BEHALF OF
HARBOR BOND FUND

By:	/s/ David G. Van Hooser
David G. Van Hooser, President

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Brian L. Collins
Brian L. Collins, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

PACIFIC INVESTMENT MANAGEMENT
COMPANY LLC

By:	/s/ Thomas Otterbein

Name:	Thomas Otterbein

Title:	Managing Director